UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

eWellness Healthcare Corporation, OTCQB: EWLL (the “Company”), announced today that it has signed an agreement with Benefits By Design (“BBD”) and Green Shield (Canada) to offer patients PT treatments on its PHZIO platform beginning in early 2019. Information about BBD and Green Shield may be found at the following links:

https://www.bbd.ca/our-team/

https://www.greenshield.ca/en-ca

The Company is very excited to announce the launch its new relationship with BBD and Green Shield in Canada and continue to introduce our PHZIO treatment platform to the employee benefits industry and add this additional silo of business to our growing list of candidate users of our PHZIO platform. We believe that we have created a strong path to lowering the spending on employee benefits claims through the utilization of our PHZIO digital PT treatment platform and are pleased to be in a position to share what we believe is our “revolutionary” cost savings technology with the employee benefits industry.

Our PHZIO platform has been developed to significantly support us in our goal of becoming the leader in the new industry of digital telehealth physical therapy (“dPT”). Our focus is to highlight that a majority of all future PT treatments can be accomplished with a smart phone and similar digital technology. This new digital adoption should lower patient treatment costs, expand patient treatment access and improve patient compliance. Our PHZIO platform allows patients and PT’s to cut the cord from the “old-school,” wait-in-line, brick and mortar clinical experience to an immediate response digital, in-home PT experience. We firmly believe that as much as 80% of all PT assessments and treatments can now be done on a patient’s smart phone in the privacy of their own home. It is our position that Digital PT is clearly the next upgrade the industry needs to make.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2018

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer